Exhibit 99.1

Investor Relations Contact: Amy Mendenhall	Media Contact: Autumnn Mahar
Phone: 479-785-6200	Phone: 479-494-8221
Email: invrel@arcb.com	Email: amahar@arcb.com

ArcBest Announces Appointment of Thom Albrecht to Board of Directors

Steven L. Spinner to retire from the ArcBest Board of Directors after 14-years of dedicated service

FORT SMITH, Arkansas, July 24, 2025 — ArcBest® (Nasdaq: ARCB), a leader in supply chain logistics, today announced that the ArcBest Board of Directors has appointed Thom Albrecht as a new independent director, effective immediately. Long-serving director Steven L. Spinner will retire from the board, effective October 31, 2025.

Albrecht brings over 35 years of experience in transportation and logistics to the board and will serve on the Audit Committee. He currently serves as Chief Revenue Officer at Reliance Partners, a commercial insurance agency specializing in transportation and logistics, where he previously held the role of CFO. He also held various executive positions at Celadon Group, an Indianapolis-based truckload company, including CFO and Chief Commercial Officer. Albrecht spent 28 years on Wall Street specializing in the transportation sector and is a 7-time Wall Street Journal All Star. He was recognized multiple times as best analyst in his sector for regional/boutique firms by Institutional Investor magazine, and his extensive industry expertise and investor mindset are highly complementary and additive to the ArcBest Board. His appointment aligns with ArcBest’s ongoing commitment to valuing diverse perspectives and our efforts to enhance long-term sustainable value for shareholders.

“We are pleased to welcome Thom to our Board of Directors,” said Judy R. McReynolds, ArcBest chairman and CEO. “His extensive experience in finance, capital allocation, business strategy and insurance – viewed through the lens of our complex industry – adds meaningful perspective to our board as we continue to execute on our long-term strategy.”

Spinner joined the ArcBest Board of Directors in 2011 and served as Lead Independent Director for nine years, as well as a member of the Audit Committee. During his tenure, Spinner helped guide ArcBest through many key milestones that contributed to its transformation from an LTL company into a leading integrated logistics company. He supported succession planning and oversaw multiple acquisitions as ArcBest expanded its comprehensive suite of logistics solutions.

McReynolds continued, “I have enjoyed working closely with Steve over the last fourteen years. His insight and experience in leading companies through transformational growth has been especially helpful. His engagement, dedication and drive have been valuable to me, to the ArcBest leadership team and to the ArcBest Board. The entire board and I wish him all the best.”

These changes are part of ArcBest’s regular assessment of board size, composition and current balance of skills and characteristics. Additional updates are expected in the coming months as the review process continues.

About ArcBest

ArcBest® (Nasdaq: ARCB) is a multibillion-dollar integrated logistics company that helps keep the global supply chain moving. Founded in 1923 and now with 14,000 employees across 250 campuses and service centers, the company is a logistics powerhouse, using its technology, expertise and scale to connect shippers with the solutions they need — from ground, air and ocean transportation to fully managed supply chains. ArcBest has a long history of innovation that is enriched by deep customer relationships. With a commitment to helping customers navigate supply chain challenges now and in the future, the company is developing ground-breaking technology like Vaux™, one of the TIME Best Inventions of 2023. For more information, visit arcb.com.

###